                                                                   EXHIBIT 10.20




                                     3 MARCH 1995



                                      SOCOTEC SA

                                 SOCOTEC INDUSTRIE SA

                                    MR JACKY TALET

                                 MR JEAN-JACQUES MAZE



                                TSW INTERNATIONAL INC



                        -------------------------------------
                               SHARE PURCHASE AGREEMENT

                                    IN RELATION TO

                             SOCOTEC MAINTENANCE SERVICES
                        -------------------------------------

                                       CONTENTS



Clause                                                                   Page

DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

SALE AND PURCHASE OF THE SHARES AND CURRENT ACCOUNT BALANCE. . . . . . . . . 3

CONSIDERATION AND PAYMENT. . . . . . . . . . . . . . . . . . . . . . . . . . 3

CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

COMPLETION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

OBLIGATIONS OF THE VENDORS . . . . . . . . . . . . . . . . . . . . . . . . . 5

PURCHASER'S OBLIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

PUT AND CALL OPTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

NON-COMPETITION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . .10

INDEMNITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

PROCEDURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12

DURATION OF THE WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . .14

CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

VARIATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

COSTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

INVALIDITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

FURTHER ASSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

APPLICABLE LAW - SUBMISSION TO JURISDICTION. . . . . . . . . . . . . . . . .17

APPENDICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17

                         LIST OF APPENDICES TO THE AGREEMENT


APPENDIX 1    SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . .

APPENDIX 2    WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . .

APPENDIX 3    1993 ACCOUNTS. . . . . . . . . . . . . . . . . . . . . . . . .

APPENDIX 4    INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . .

APPENDIX 5    INTELLECTUAL PROPERTY LICENSES . . . . . . . . . . . . . . . .

APPENDIX 6    PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . .

APPENDIX 7    LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . .

APPENDIX 8    EMPLOYMENT TERMS . . . . . . . . . . . . . . . . . . . . . . .

APPENDIX 9    INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . .

APPENDIX 10   SERVICES . . . . . . . . . . . . . . . . . . . . . . . . . . .

APPENDIX 11   VENDORS' GUARANTEES. . . . . . . . . . . . . . . . . . . . . .

A SHARE PURCHASE AGREEMENT dated 3 March 1995

BETWEEN

SOCOTEC SA (SSA) whose registered office is at 33 avenue du Maine, 75755 Paris, Cedex 15, France and which is registered at the Company and Commercial Registry of Paris under number B 542 016 654, represented by Mr B Quetier who is duly authorised to execute this Agreement;

SOCOTEC INDUSTRIE SA (SI) whose registered office is at 33 avenue du Maine, 75755, Paris, Cedex 15, France and which is registered at the Company and Commercial Registry of Paris under number B 315 587 659 represented by
Mr J Talet who is duly authorised to execute this Agreement;

MR JACKY TALET of 98 bd. Montparnasse, 75014, Paris, France;

MR JEAN-JACQUES MAZE of Les Cottages, 61, Place du Carouge, 78720, Cernay la Ville (MR MAZE);

(together the Vendors)

TSW INTERNATIONAL, INC whose registered office is at 3301 Windy Ridge, Parkway, Atlanta, Georgia, GA 30339 and which is organised under the laws of the State of Georgia, represented by Mr C Lane who is duly authorised to execute this agreement (THE PURCHASER)

WHEREAS

(A) The Vendors together own the entire issued share capital of SOCOTEC MAINTENANCE SERVICES, a societe anonyme incorporated under French law, whose registered office is at 33 avenue du Maine, 75755, Paris, Cedex 15, France and which is registered on the Commercial and Companies Register of Paris under number B 34 7726 556 and which has a share capital of FRF 2 250 000 divided into
22.500 shares of FRF 100 each (THE COMPANY).

(B) The Vendors have agreed to sell eighty percent (80 %) of the shares constituting the share capital of the Company, details of which are set out in Appendix 1, to the Purchaser and the Purchaser has agreed to buy the said shares on the terms and conditions set out hereafter.

(C) In addition, SI, and the Purchaser have agreed to enter into a promesse de vente and a promesse d'achat (a call option and a put option) in respect of the nineteen per cent (19 %) of the issued share capital of which SI will remain the holder.

IT IS HEREBY AGREED as follows


DEFINITIONS

1.1 For the application and interpretation of this Agreement, the following terms and expressions shall, unless the context requires otherwise, have the following meaning:

1993 ACCOUNTS means the audited accounts of the Company for the financial year ending 31 December 1993 appearing in Appendix 3a;

1994 ACCOUNTS means the audited accounts of the Company for the financial year ending 31 December 1994 appearing in Appendix 3b;

ACCOUNTING PRINCIPLES means the principles arising under article 8 et seq. of the Commercial Code (CODE DU COMMERCE);

ALGERIAN CONTRACT means the contract between Entreprise Nationale Sonatrach, Digital Equipment France and the Company dated 15 May 1993 (as amended)

BUSINESS DAY means any day, other than Saturday or Sunday, on which banks are open for business in Atlanta, Georgia and Paris, France

CLAIM means any claim under article 12 against the Vendors;

COMPANY has the meaning given to it in recital A;

COMPLETION means the realisation of the steps set out in article 5.2;

COMPLETION DATE means 30 June 1995 or any other date agreed in writing between the parties after the date of this agreement;

CURRENT ACCOUNT BALANCE means the balance of the current account advance made by SSA to the Company appearing on the Company's books at Completion;

EXPERT means a firm of chartered accountants of international standing appointed for the purposes of article 13 by agreement between the parties or, in the absence of such agreement within ten days of either party proposing the appointment of an Expert, the person nominated by the PRESIDENT of the TRIBUNAL DE COMMERCE, Paris, upon the application of the first party to take action;

INTELLECTUAL PROPERTY RIGHTS means trademarks, patents, commercial names, software source codes, know-how or other industrial or intellectual property rights (whether registered or unregistered);

NET ASSETS means the CAPITAUX PROPRES of the Company for the financial year ending 31 December 1994 as required to be set out in line DL of the liasse fiscale (tax return accounts);

RETAINED EARNINGS means the non-distributed profit reserve of the Company;

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SHARES means the shares constituting eighty per cent of the entire capital of the Company, described in further detail in Appendix 1;

TAXATION includes without limitation TVA, PRECOMPTE and IMPOT SUR LES SOCIETES;

TAX GUARANTEE means the bank guarantee given by Credit Lyonnais in the principal sum of FRF 2,220,154 in respect of the potential obligations of the Company to the French tax authorities in respect of the research tax credit claimed by the Company in 1989 and 1990;

VENDORS' Guarantees means the obligations of SSA and SI under certain performance bonds, details of which are set out in Appendix 11;

WARRANTED ACCOUNTS means the 1993 Accounts and the 1994 Accounts;

WARRANTIES means the warranties contained in Appendix 2;

1.2 Reference to a document as being IN THE AGREED FORM is a reference to the form of that document agreed between the parties and initialed by them or on their behalf.


SALE AND PURCHASE OF THE SHARES AND CURRENT ACCOUNT BALANCE


TRANSFER

2. The Vendors shall transfer or procure the transfer of and the Purchaser shall acquire the Shares and the Current Account Balance free from all liens, pledges or charges in favour of a third party and together with all rights which are or might at any time hereafter become attached to them.


CONSIDERATION AND PAYMENT


SALE PRICE

3.1 The purchase price for the Shares and the Current Account Balance will be FRF 4 600 000 apportioned as between the Vendors and as between the Shares and the Current Account Balance as set out in Appendix 1. Subject to article 4, it shall become due and payable by the Purchaser to the Vendors in full on Completion.


DISCHARGE

3.2 The Vendors hereby acknowledge that delivery to each of the Vendors against his receipt shall constitute a good and valid discharge to the Purchaser for all payments which it is required to make to the Vendors and will discharge the Purchaser for all liability as to their distribution.

CONDITIONS PRECEDENT


CONDITIONS

4.1 The sale of the Shares by the Vendors and their purchase by the Purchaser is subject to the following conditions precedent:

(a) The receipt by the Purchaser of a letter from the Treasury Department of the Ministry for the Economy and Finances (Direction du Tresor du Ministere de l'Economie et des Finances) indicating that the Treasury Department has no objection concerning the acquisition of the Shares by the Purchaser; the Treasury Department not having replied within fifteen days following the filing of the prior notification relating to direct foreign investments in France required by the regulations in force will be considered as being such an indication;

(b) The Vendors supplying evidence satisfactory to the Purchaser that the Company has complied in all respects with its obligations in relation to the maintenance of capital, pursuant to article 241 of the law of 24 July 1966;

(c) the 1994 Accounts shall have been certified by the Company's auditors and approved by the Company in general meeting.


CO-OPERATION

4.2 The Vendors and the Purchaser will co-operate in order that the conditions precedent provided for in article 4.1 are satisfied as soon as possible.


TERMINATION

4.3 If the condition precedent provided for in article 4.1 (a) is not satisfied by the Completion Date, or either of the conditions precedent provided for in article 4.1 (b) and (c) is not satisfied or has not been waived by the Purchaser in writing by the Completion Date, this Agreement (except for articles 15, 17, 19 and 23) will automatically become null and void.


COMPLETION


PLACE

5.1 Completion will take place in Paris on the Completion Date in the offices of Freshfields, 69 boulevard Haussmann, 75008 Paris.


DELIVERY OF DOCUMENTS

5.2(a)   On the Completion Date, the Vendors shall deliver to the Purchaser:


    (i) the share transfer forms (ordres de mouvement) for all the Shares duly completed and signed in favour of the Purchaser or such other person as it may designate;

    (ii) call option in respect of one share held by SI as a director remaining in office and the share transfer form relating thereto;

    (iii) register of share-transfers of the Company, the individual accounts of the shareholders, the minutes of the general meetings and the minutes of the proceedings of the board of directors, in both cases including the attendance register;

    (iv) letters of resignation in the agreed form, if their respective mandates have not otherwise ended prior to their replacement, of Georges Weassels, Bernard Quetier, Jacky Talet and SSA as directors Mr. Philippe Houard and Scorex SA as titular and supplementary auditors of the Company;

    (v) minutes of one or more meetings of the board of directors of the Company, held at least fifteen days prior to the Completion Date, approving the transfer of shares to the Purchaser, noting the resignations of the auditors and the directors resigning pursuant to the letters required to be delivered under article 5.2(a) (iv) above and duly convening the general meetings of the Company necessary to appoint Christopher Lane, Craig Huffaker and SI as directors of the Company and Patrick Atzel and Barbier Frinault & Associes as auditors and to resolve to restructure the capital of the Company in order to comply with its obligations under article 241 of the law of 24 July 1966;

    (vi) minutes of one or more general meetings of the Company adopting the resolutions referred to at articlea 5.2(a)(v);

    (vii) evidence that the payables and receivables appearing in the Company's books in relation to SSA's subsidiary, IGC, have been settled in full, whether by set off or otherwise;

   (viii) an original, executed by SSA, SI and/or any other company supplying the premises or services, of the contracts in the agreed form relating to the obligations undertaken in articles 6.5 and 6.6

(b) The Purchaser shall deliver to each of the Vendors cheques for the purchase price payable for the Shares pursuant to article 3.


OBLIGATIONS OF THE VENDORS


MANAGEMENT

6.1 From the date hereof until Completion, the Vendors undertake:

(a) to manage the Company in a responsible and reasonable manner (EN BON PERE DE FAMILLE);

(b) to ensure that the Company does not transfer more than FRF 100 000 per month in respect of the months of January to April 1995 in reimbursement of the shareholders' current account advances in existence at the date of signature of this Agreement, and to ensure that the Company makes no other transfers in reimbursement of Shareholder's current account advances;

(c) to ensure that no agreement or obligation is entered into by the Company other than in the ordinary course of its business, and without limitation to the generality of the foregoing, for the purposes of this sub-paragraph, any sale of assets having an aggregate value or for an aggregate price in excess of FRF 10,000, the conclusion of contracts involving expenditure in aggregate in excess of FRF 100,000, or the grant of any guarantee or security shall be deemed to be outside the ordinary course of business;

(d) to ensure that the Company takes all reasonable steps to preserve and protect its assets;

(e) to ensure that no action is taken which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated hereunder;

(f) to ensure that no distribution or dividend is approved or made and no shares or other securities are issued or agreed to be issued by the Company;

(g) to ensure that no change is made to the STATUTS of the Company;


WAIVER OF RE-CONSTITUTION OF DEBT

6.2 SSA hereby waives any actual or potential rights it may have to the reconstitution of the current account advance made to the Company in the sum of FRF 1 000 000 forgiven by it by decision of the board of directors of 4 May 1993 whether by virtue of any agreement with the Company relating to a return to solvability (retour a la meilleure fortune) or otherwise.


COUNTERGUARANTEES

6.3 SSA and SI hereby undertake to maintain in force the Vendors' Guarantees and the counter-guarantees given in respect of the Tax Guarantee until such time as the Company has no further liability thereunder.


ACCESS

6.4 Following the signature of this Agreement, the Vendors shall continue to provide the Purchaser, its advisers and its auditors with any information reasonably required by the Purchaser, its auditors and advisers, in the context of investigations made by the Purchaser into the financial and legal situation, the activity, management, assets and liabilities of the Company.

SOCOTEC NAME

6.5 SSA hereby agree to permit the Company to continue to use without charge the name Socotec in its company name and logo as part of its trading identity until the first anniversary of Completion upon the terms and conditions set out in Appendix 12



PREMISES AND SERVICES

6.6 SSA and/or SI hereby agrees to continue to permit the Company or to procure that the Company is permitted to occupy and use the premises described in Appendix 6 on the terms set out in that appendix and agrees, to the extent of their abilities and possibilities, to provide or procure that the Company be provided with those administrative and other services listed in Appendix 10 at the cost reasonably incurred by SSA (or, in the event that the service is provided by a company controlled by SSA, at the cost reasonably incurred by that company) and to make available to the Purchaser the office facilities of SSA and SI in Europe together with logistical support including for translations of software, on normal market terms, in all cases until the first anniversary of Completion.


CONTRACTORS' WAIVER

6.7 The Vendors undertake to procure that the Company uses its best efforts to obtain prior to Completion from each independent contractor involved in the creation, development, production or improvement of the CIMIX software a contractually binding, written waiver of any actual or potential right such contractor may have in or over (whether arising by contract, operation of law or otherwise) such software, its source code and component elements and in the event that any such waiver is obtained promptly to supply a copy of it to the Purchaser.


PURCHASER'S OBLIGATION

7.1 The Purchaser undertakes to obtain the release (by counter-guarantee or otherwise) of the Vendors from their obligations (including costs) as soon as practicable following Completion under the Vendors' Guarantees it being agreed that SI shall continue to be liable for part of the Vendors' Guarantees in an amount of FRF 500,000 and that any claim under the Vendors' Guarantee shall first be paid from that part of the liabilities retained by the Vendors. The Purchaser further undertakes to indemnify the Vendors against any liability arising under the Vendors' Guarantees in respect of any period after Completion and prior to such release being effected. It is further agreed that in the event that any part of the Vendors' Guarantees are released, such release shall be deemed to take effect first over the part of the Vendors' Guarantees for which the Vendors retain liability, until that part is extinguished.

7.2 The Purchaser undertakes that, following Completion and for as long as SI holds at least 19% of the share capital of the Company and the Purchaser controls the majority of the voting rights attaching to the shares of the Company, the Purchaser shall procure that SI may nominate one director of the Company for appointment and may require the removal of that director and the appointment of another in its place, from time to time. For the avoidance of doubt, SI hereby undertakes to procure the resignation of any director nominated by it upon its ceasing to hold at least 19% of the share capital of the Company and to indemnify the Company against any claim of any such director arising out his loss of office.


PUT AND CALL OPTION

8.1 SI hereby grants to the Purchaser the option to acquire the 4 275 shares which SI shall hold in the capital of the Company following Completion for a price of FRF 1 425 000, being FRF 333.33 per share, payable on transfer. SI also grants to the Purchaser the option to purchase any additional shares which it may have acquired at the date of exercise of the option subject to article 8.3 below. Both options shall be exercisable at the Purchaser's sole election by notice in writing addressed to SSA in accordance with article 22 at any time on or prior to the fifth anniversary of Completion. SI undertakes to transfer those shares in accordance with the conditions set out at article 8.3 below to the Purchaser within five Business Days of SI's receipt of notice exercising the option.

8.2 The Purchaser hereby grants to SI the option to acquire the 4 275 shares which SI shall hold in the Company following Completion for a price of FRF 950 000, being FRF 222.22 per share, payable on transfer. The Purchaser also grants to SI the option to sell any additional shares which it may have acquired at the date of exercise of the option. Both options shall be exercisable at SI's sole election by notice in writing addressed to the Purchaser in accordance with article 22 at any time in the period of six months immediately following the second anniversary of Completion[, to cause the Purchaser]. SI undertakes to transfer those shares, to the Purchaser, within fifteen Business Days of the Purchaser's receipt of notice exercising the option.

8.3(a)The options granted under articles 8.1 and 8.2 above are subject to the following conditions. Upon any transfer of shares in accordance with article 8.1 or article 8.2, SI shall warrant to the Purchaser in the terms of paragraphs 2(c), (d) and (e) of Appendix 2;

(b) The Shares shall be free transferred from all liens, pledges or charges in favour of a third party and together with all rights attaching to them;

(c) In the case of merger by absorption of the Company by another Company, and in the case of demerger or restructuration prior to the exercise of the option, the options shall be transferred to those shares of the absorbing or new company which will have been issued to SI in return for the Shares referred to in articles 8.1 and 8.2;

(d) In the event of an increase in capital of the Company by capitalisation of reserves, profits or share premium and by the issue of additional shares, before the exercise of the option, the additional shares which will have been allotted to SI shall be included in the option without any increase in the price provided for in article 8.1 and 8.2 (as the case may be) above;

(e) In the event of an increase in capital for cash, the options will extend to the new shares which have been subscribed by SI prior to the exercise of the option, the option exercise price for those shares being equal to their paid-up nominal amount, including any share premium;

(f) In the event of a reduction of capital and cancellation of shares by reason of losses, the options will apply without any reduction in the agreed exercise price, to the number of shares of which SI remains the owner at the time of exercise.

8.4 SI undertakes that, whilst either of the put or the call option set out at articles 8.1 and 8.2 above remains in force, it shall not transfer any of its shares in the Company to any person.

8.5 In the event that the Vendors are liable to pay an indemnity to the Purchaser pursuant to article 12, the option exercise price shall be reduced by an amount equivalent to 23.75 % of the indemnity in question.


8.6 In the event that the put option is exercised by SI and the Purchaser does not pay the option exercise price within thirty days of its receipt of the notification of exercise of the option, SI shall be released from its obligations under this article 8 and shall be free to sell the shares to a third party.


NON-COMPETITION

9.1 Each of the Vendors irrevocably undertakes not, directly or indirectly, by way of investment, employment or otherwise, to establish, carry on or participate in any business in competition with the activity of the provision of software programmes in connection with the management of asset care and maintenance systems and ancillary products and services, with the exception of the provision of BATENT and ANTILOPE software (and any developments of that software), used in the context of building maintenance.


DURATION AND EXTENT

9.2 This non-competition undertaking shall remain in force for four years commencing on the Completion Date in relation to France and for two years in relation to the other member states of the European Union.


SOLICITATION OF CLIENTS AND EMPLOYEES

9.3 For a period of four years from the Completion Date, the Vendors irrevocably undertake not directly or indirectly to solicit or seek to entice away from the Company any person who is, at the Completion Date, a client, in the context of the activities of the Company set out in article 9.1, of or employed by the Company, the Purchaser or a company affiliated with the Purchaser.

USE OF CONFIDENTIAL INFORMATION

9.4 Each of the Vendors irrevocably undertakes not to disclose or use, whether prior to or following Completion, any confidential information in its possession relating to the Company or its business to the detriment (actual or potential) of the Company, its business or the Purchaser.


TERMINATION


TERMINATION BY THE PURCHASER

10.1 If any of the Vendors fails, or has given notice that it is unable, on the Completion Date to respect any of its obligations arising from articles
5.2 and 6 or if, at the Completion Date, any of the Warranties are untrue, misleading or inaccurate, in whole or in part as a result of a matter which may have a material adverse effect on the financial or trading position of the Company, the Purchaser will have the right to terminate this Agreement (except for articles 15, 17, 19 and 23) with immediate effect, by written notice to the Vendors, and without incurring any liability.


RIGHT NOT TO BUY

10.2 The Purchaser will have the right not to buy the Shares at the agreed price, without incurring any liability, if, on the Completion Date, all of the Shares are not transferred to it in one tranche.


TERMINATION BY THE VENDORS

10.3 If the Purchaser fails, or has given notice that it is unable, on the Completion Date to fulfil its obligations under article 5.2(b), the Vendors shall have the right, acting jointly, to terminate this Agreement (except for articles 15, 17, 19 and 23) with immediate effect, by written notice to the Vendors, and without incurring any liability.


REPRESENTATIONS AND WARRANTIES


11. The Vendors jointly and severally represent and warrant to the Purchaser with effect at the date of this Agreement and at Completion in the terms of the Warranties.


INDEMNITY


GROUNDS

12.1 The Vendors agree jointly and severally to indemnify the Purchaser for eighty per cent (80%) of any liabilities, losses, damages, costs (including legal costs) and associated expenses sustained directly or indirectly by the Purchaser or the Company resulting from or in connection with:

(a) notwithstanding any disclosure made by the Vendors to the Purchaser, or any knowledge which the Purchaser has or may have, of any facts relating to such matters:

     (i) any liability of the Company to make any payment in respect of claims for non-performance of the Algerian Contract covered by the part of the Vendors Guarantees retained by the Vendors, as set out in article 7.1;

    (ii) any dispute in relation to the Company's copyright in the source code and related software of the CIMIX product involving any present or former employee of, or any independent contractor contracted to, the Company;

    (iii) any payment to Credit Lyonnais in respect of claims under the Tax Guarantee or to the tax authorities in relation to the research tax credit claimed by the Company in 1989 and 1990;

    (iv) the action brought by Mr Ali Said in connection with his claim for unfair dismissal by the Company;

     (v) any penalty payable to the tax authorities in respect of the non-reporting of interest payments made by SMS to SSA.

(b) any reduction of the book value of assets or increase in liabilities compared with those appearing in the 1994 Accounts which has its origin, source or cause in matters arising prior to Completion; or

(c) any matter constituting a breach of the Warranties.


PROFITS

12.2 The Vendors acknowledge that the purchase price of the shares payable pursuant to article 3 was calculated on the basis of a valuation of 100% of the capital of the Company as a multiple of 11.5 times the estimated pre-tax profit for the 1994 financial year of FRF 500 000. Thus, in the event of any Claim arising out of a recurring matter which reduces the profits of the Company, the loss to the Purchaser shall be calculated by reference to the total price paid by the Purchaser for the Company and, in particular but without limitation, this multiple of 11.5 times, and not merely the reduction in the profits of the Company in a single financial year. Any factor on which an indemnity claim is established under this article 12.2 cannot serve as a basis for any other indemnity.

THRESHOLD

12.3 The Vendors shall not be obliged to indemnify the Purchaser unless the aggregate amount of the losses suffered by the Purchaser or the Company prior to any adjustment of the Vendors' liability for them under article 12.5, exceeds FRF 100 000. If this condition is fulfilled, all amounts due by the Vendors from the first franc without exception shall be the Vendor's liability subject only to the limit provided in article 12.4 and any set-off under article 12.5. This article 12.3 shall not apply to any Claim which relates to those indemnities appearing in article 12.1(a) or which concerns taxation or social security contributions.


CEILING

12.4 The aggregate amount of the indemnity which may be payable by the Vendors to the Purchaser under this Agreement may not exceed the purchase price payable pursuant to article 3.1. The amount of indemnity which Mr Talet and Mr Maze may be required to pay under this Agreement shall not exceed in the case of Mr Talet FRF 221 875 and in the case of Mr Maze FRF 177 500.

SETOFF

12.5 The Vendors' liability for the aggregate of the Claims shall be reduced by the amount by which any provision or reserve (including any provision or reserve taken into account in calculating the net value of an asset) in the 1994 Accounts has been established in the most recent audited accounts prior to the date of the Claim to have been unnecessary or excessive.

PAYEE

12.6 The Purchaser may call upon the Vendors to pay any amounts which may become due to it due under the terms of this Agreement, either to itself or to the Company or to the Company's creditors.

TAX SAVING

12.7 `No liability shall attach to the Vendors in respect of any Claim if the Claim relates to a liability of the Company to taxation to the extent that any other taxation liability for which the Company is liable is reduced or extinguished as a result of payment being made by or on behalf of the Company in respect of any such Claim or liability.

PROCEDURE


NOTIFICATION

13.1        The Purchaser, in accordance with the provisions contained in article 22, will notify the Vendors of matters of which it becomes aware, and which, in the Purchaser's opinion, amount to a substantial risk of a Claim, within ninety (90) days from the date on which it reached that opinion in respect of the relevant matter and promptly if a fixed period is imposed by law. Failure to notify the Vendors within that period of a potential Claim shall not limit the Vendors' liability in respect of that Claim except to the extent that the Vendors prove that the failure to notify prevented them from defending the Claim.

TAX DEFICIT PROCEEDINGS

13.2 The Vendors and their advisers shall have the conduct of the proceedings currently in progress relating to the claims of the tax authorities concerning the research tax credit, at the expense of the Vendors and provided that the proceedings are conducted so that the interests of the Company will not be prejudiced by their actions. The Purchaser undertakes to procure that the Company shall make available to the Vendors at their request all information reasonably necessary for the conduct of the those proceedings and shall provide the Vendors with reasonable access to those of its personnel having knowledge of the matters relating to the proceedings and in particular Mr Jean-Jacques Maze, provided always that such personnel are still employed by the Company.


SETTLEMENT

13.3 The Company may not recognise, accept, compromise, negotiate or pay (except if it is obliged by an order for performance which does not permit a delay in payment or execution or if the Vendors have not made their position known within the periods laid down by law in which to challenge the demand or claim or if the claim is one for which the Vendors would not be responsible by reason of any limitation on their liability), any demand or claim from a third party without the prior consent of the Vendors. The Vendors shall not refuse to give their consent without a valid reason. Any refusal must be specified in writing within ten (10) days following notification of the Purchaser's request to this effect, subject to any shorter period laid down by law.


CONDUCT

13.4 At the Vendors' direction and at its expense, the Company shall take any reasonable steps open to it reasonably requested by the Vendors, within thirty (30) days following notification by the Purchaser under the terms of article 13.1, in order to dispute a claim and/or to mitigate its consequences.


CLAIM FOR INDEMNITY

13.5 Any Claim must be notified to each of the Vendors by letter (LETTER NO. 1) in accordance with the provisions of article 22 containing details of the Claim.


DISPUTES

13.6 Any Warrantor who does not send to the Purchaser within thirty (30) days after the receipt of Letter No. 1, a letter by registered post with acknowledgement of service (LETTER NO. 2) setting and justifying out any disagreement shall be deemed to have accepted the Claim.


EXPERT

13.7(a) Notification of Expert: If any Warrantor does not dispute the validity of a Claim but only its amount under article 13.6 above, or if a disagreement arises as to the implementation of article 12.1, the Purchaser shall submit to the

           Expert, for his decision, within five (5) days of his appointment, as the case may be, either copies of Letters No. 1 and No. 2 or a resume of the points of disagreement relating to the application of article 12.1. The Expert shall be entitled to receive from the Vendors and the Purchaser such information as may be necessary to enable him to reach his decision, upon his requesting it.

    (b) MISSION OF THE EXPERT: The Expert's decision shall be given within thirty (30) days of his notification, be certified by him (the EXPERT'S CERTIFICATE), shall set out the amount (if any) to be paid by the Vendors, shall be sent by the Expert to both parties; the parties agree that the decision of the Expert in relation to an amount shall be binding on the parties in accordance with article 1592 of the CODE CIVIL. The expenses and fees of the Expert will be paid by the Vendors, except if the Expert were to judge that (i) no loss had been suffered by the Purchaser or the Company or (ii) were to award the Purchaser less than the amount claimed by it, in which case they shall be borne in the first case by the Purchaser in their entirety, and, in the second case, by the Purchaser in that proportion which the amount claimed by it less the amount awarded to it bears to the amount claimed by it.


DURATION OF THE WARRANTIES

14. The Vendors shall not be liable for any Claim unless they receive from the Purchaser written notice in accordance with article 13.4

    (i) on or before the third anniversary of the Completion Date, in the case of a Claim other than a Claim covered by paragraph (ii) below;

    (ii) in respect of any Claim relating to taxation or social security contributions, on or before the expiry of thirty (30) days after the expiry of the legal prescription period applicable to the subject matter of the Claim, or, if any proceedings have been commenced by the competent authorities prior to the expiry of that legal prescription period, on or before the expiry of 30 days following a definitive decision or judgement, not subject to appeal, on such proceedings.


CONFIDENTIALITY

15.1 If the sale of the Shares does not take place for any reason whatsoever, the Purchaser will not use or disclose, to the detriment of the Vendors or the Company, information relating to the Company obtained from the Vendors during the negotiations leading to the execution of this Agreement or during the investigations carried out pursuant to article 6.3. The Purchaser shall, at the request of the Vendors, redeliver to the Vendors all documents relating to the Company, as well as any document appended to this Agreement.

15.2 Subject to the provisions of law and the applicable regulations of any relevant Stock Exchange, no announcement or distribution of any information concerning this Agreement or its subject-matter shall be made before or after the Completion Date by any party without the consent of the Purchaser and the Vendors.

ENTIRE AGREEMENT

16. This Agreement constitutes the entire agreement and understanding between the parties in connection with its subject matter and supersedes any documents exchanged between any of the parties in connection with its subject matter.

VARIATION

17. No variation of the Agreement (or any document entered into pursuant to this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

ASSIGNMENT

18. The Vendors shall not be entitled to assign the benefit of any provision of this Agreement.

COSTS


COSTS AND EXPENSES

19.1 Each of the parties to this Agreement shall bear its own costs, fees and other expenses (including, without limitation, of a legal or accounting nature) arising from the negotiation, preparation and putting into effect of this Agreement.

REGISTRATION FEES

19.2 All registration fees which may become payable as a result of this Agreement or the transfer of the Shares shall be borne by the Purchaser.


INVALIDITY

20. If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement and the parties undertake to negotiate in good faith in order to agree a valid and enforceable alternative provision as close as possible in purpose and effect to the original provision.

FURTHER ASSURANCE

21. Each of the Vendors shall do or procure to be done all such further acts and things, and execute or procure the execution of all such documents, as the Purchaser may from time to time reasonably require, whether on or after Completion for the purpose of giving to the Purchaser the full benefit of all of the provisions of this Agreement.

NOTICES

22.1 Any notice under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served by leaving it or sending it by fax or prepaid recorded delivery to the address and for the attention of the relevant party set out in article 22.2 (or as otherwise notified from time to time hereunder). Any notice so served by fax or post shall be deemed to have been received:

(a) in the case of fax, twelve (12) hours after the time of despatch, provided that it is confirmed in writing left or sent by prepaid recorded delivery, in each case received within five (5) days of despatch of the fax;

(b) in the case of recorded delivery, at the time of delivery recorded by the postal service.

22.2 The addresses of the parties for the purpose of article 22.1 are as follows:


THE VENDORS:                      SOCOTEC SA,
                                  33 avenue du Maine,
                                  75015, Paris, Cedex 15, France
FOR THE ATTENTION OF:             President
FAX:                              45 38 67 18

                                  SOCOTEC INDUSTRIE SA
                                  33 avenue du Maine
                                  75015 Paris, Cedex 15, France
FOR THE ATTENTION OF:             President
FAX:                              30 44 19 73

                                  Monsieur JACKY TALET
                                  98 boulevard Montparnasse
                                  Paris, France

                                  Monsieur JEAN-JACQUES MAZE
                                  Les Cottages
                                  61 Place du Carouge
                                  Cernay la Ville
FAX:                              34 85 16 49

THE PURCHASER:                    TSW International, Inc.
                                  3301 Windy Ridge Parkway
                                  Atlanta, GA  30339, USA

FOR THE ATTENTION OF:             Chief Financial Officer

FAX:                              19 1 404 989 4461

APPLICABLE LAW - SUBMISSION TO JURISDICTION


LAW

23.1 This contract is subject to, and shall be interpreted according to, French law.


ARBITRATION

23.2 Any dispute, controversy or claim arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be resolved by arbitration under the Rules of the ICC in force at the date of the arbitration, which Rules are deemed to be incorporated by reference into this clause. The tribunal shall consist of three arbitrators. The place of arbitration shall be Paris. The language of the arbitration shall be French. The parties hereby agree that the decision of the arbitrators shall be final and binding upon them and shall not be subject to appeal.

APPENDICES

24.        Each of the appendices shall form an integral part of this Agreement.


Executed in three originals

On  3 March 1995

In  Paris



The Vendors                       The Purchaser
[illegible]                       [illegible]
--------------------              -----------------------
Socotec SA                        TSW International, Inc.
by                                by

[illegible]
--------------------
Socotec Industrie SA
by

/s/ J. Talet
--------------------
Mr J. Talet

/s/ JJ Maze
--------------------
Mr JJ Maze

                                      APPENDIX I

                                        Shares


SHAREHOLDER         NUMBER OF      PRICE/SHARE    TOTAL PRICE
                     SHARES                          (FRF)


 SOCOTEC SA          11 206          197.222      2 210 070.00




  SOCOTEC
INDUSTRIE SA          4 769          197.222       940 552.00


M. Jacky TALET        1 125          197.222       221 875.00

  M. Maze               900          197.222       177 500.00



                               CURRENT ACCOUNT BALANCE

           SHAREHOLDER            PRICE
                                  (FRF)

           SOCOTEC SA         1 050 000

                                      APPENDIX 2


                                      WARRANTIES

CONSTITUTION AND CORPORATE AFFAIRS

1.(a) DUE CONSTITUTION AND CAPACITY: The Company has been duly constituted and exists in accordance with French law; it has title to its goods and assets and has the right (including all licences and consents) to operate its businesses as currently carried on.

(b) CONFORMITY WITH THE LAW: The Company has been duly registered and its registration has been kept up to date in accordance with all applicable laws and regulations. The EXTRAITS K-BIS and the STATUTS and the company books of the Company are in compliance with current law and regulations, contain all amendments made to date and are correct and complete as at the date hereof.

(c) SHAREHOLDERS' AGREEMENTS: There are no agreements or undertakings whatsoever, other than the STATUTS, entered into by any of the Vendors in relation to the shares of the Company.

(d) DECISIONS OF BOARD AND GENERAL MEETING: All decisions of the management bodies of the Company (in particular, the Board of Directors and General Assembly) have been taken in accordance with the statuts and all applicable current laws and regulations.

(e) AUTHORISATIONS OF BOARD: All decisions in respect of the Company which are subject to an authorisation or ratification by the Board of Directors or the General Assembly, and in particular the agreements subject to article 101 et seq of the law of 24 July 1966 have been brought to the attention of the statutory auditor, and have been duly authorised.


SHARES

2.(a) ISSUE OF SHARES. The Company has not issued any equity securities other than the Shares and 4,275 shares held by SI and the 225 shares held by Mr MazE, which together comprise the entire capital of the Company. The share capital of the Company at Completion will be fully paid up and the Company has complied in all material respects with its obligations in respect of maintenance of capital pursuant to article 241 of the law of 24 July 1966.

(b) OPTIONS AND SUBSCRIPTION RIGHTS: No right, option, guarantee, subscription right, offer, commitment, conversion right, arrangement or other agreement of any nature exists, which might or would result in the allotment or issue of any securities by the Company.

(c) FULL TITLE: The delivery by the Vendors of duly signed share transfer forms in respect of the Shares will transfer the entire title (NUE -PROPRIETE and USUFRUIT) to the Shares and the direct or indirect control of at least eighty per cent of the dividend and voting rights attaching to the capital of the Company.

(d) CHARGES: The Shares will be free of all liens, pledges, charges or other rights in favour of a third party at Completion including without limitation any rights arising under a written or oral contract of sale.

(e) CAPACITY OF THE VENDORS: The Vendors have full capacity to sell the Shares to the Purchaser and have obtained all necessary authorisations in this respect. The sale of the Shares to the Purchaser by the Vendors as well as all transactions which might be required prior to this sale do not breach any applicable legislative or regulatory requirement nor any provision of the STATUTS or any other corporate documents of the Company or of any contract or act whatsoever to which any of the Vendors or the Company is party or to any administrative or legal decision whatsoever to which it may be subject.


OPERATION

3.(a) CONFORMITY WITH THE LAW: The Company operates and has always operated its business and its assets in compliance with all applicable laws and regulations in force.

(b) VALIDITY OF CONTRACTS: All the current contracts of whatever nature of the Company, have been entered into and performed at arm's length under normal market conditions and in conformity with all applicable laws and regulations.

(c) AUTHORISATIONS: The Company possesses all authorisations necessary to carry out its activities is and is not aware of any violation, whether contested or not, which could have a prejudicial effect on the business of the Company.

(d) NORMAL MANAGEMENT: The business of the Company has been managed only in a way that is normal for the sector of industry in question and in the ordinary course of business.

(e) ADVERSE EFFECT: There is currently in existence no event, agreement or contract which might directly or indirectly have an adverse effect on the Company in respect of the terms on which it does business with its clients.


CHANGE OF CONTROL


4. The Company is not a party to any contract containing a provision permitting the other party to terminate, or modify the terms of the contract, in the case of a change in the direct or indirect control of the Company.

FINANCIAL POSITION

5.(a) WARRANTED ACCOUNTS: The Warranted Accounts have been drawn up in accordance with the Accounting Principles. The Warranted Accounts are correct and genuine and give a true and fair view of the general situation, the financial situation and the results of the Company for the periods to which they relate.

(b) NET ASSETS: The Net Assets of the Company at Completion are not less than the amount in respect thereof appearing in the 1994 Accounts, subject to any reduction arising in the ordinary course of business determined by reference to the business of the Company for the financial years 1991, 1992 and 1993 and, which does result from a material adverse change on the financial or commercial position of the Company.

(c) RETAINED EARNINGS: The Retained Earnings of the Company at Completion are not less than the amount in respect thereof appearing in the 1994 Accounts.

(d) CURRENT ACCOUNT BALANCE: The Current Account Balance at Completion shall be FRF 1 050 000.


POSITION SINCE 31 DECEMBER 1994

6.(a) Since 31 December 1994 there has been no material change in the financial or trading position of the Company or which affects the composition of the Company's assets and liabilities and which should have been disclosed to the Purchaser in order to faithfully reflect the situation of the Company and during that period, the business of the Company has been carried on in its ordinary and usual course.

(b)        Since 31 December 1994:

           (i) no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by the Company which is of a long term or unusual nature or which involved or could involve an obligation of a material nature or magnitude (an individual liability for expenditure in excess of FRF 100 000 and any liabilities having an aggregate value in excess of FRF 500 000 being included as MATERIAL for this purpose) or which is otherwise outside the ordinary course of its business;

           (ii) the Company has not (whether in the ordinary and usual course of business or otherwise) acquired or disposed of, or agreed to acquire or dispose of, any business or any asset having, individually, a value in excess of FRF 10 000 or any businesses and/or assets having an aggregate value in excess of FRF 50 000;

          (iii) no debtor has been released by the Company on terms that it pays less than the book value of its debt and no individual debt in excess of FRF 10 000 owing to the Company has been deferred, subordinated or written off or has proved to any extent irrecoverable and the sum of the debts which have been deferred, subordinated or written off or proved to any extent irrecoverable does not exceed FRF 50 000;

           (iv) the Company has not repaid any borrowing or indebtedness in advance of its stated maturity;

            (v) the Company has not entered into any contract, liability or commitment of an off-balance sheet nature


ACCOUNTING AND OTHER RECORDS

7. (a) The statutory books, books of account and other records of the Company are up-to-date and have been maintained in accordance with all applicable laws and the Accounting Principles.

   (b) All the records and Systems (including but not limited to computer Systems) and all data and information of Company are recorded, stored, maintained or operated or otherwise held by the Company and are not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of the Company, with the exception of the computer Systems used for the management of the accounts of the Company which belong to SSA and which will be made available to the Company from Completion in the context of the agreement to provide services set out in article 6.6 of this Agreement.

    (c) The Company or, in relation to the accounting system, SSA is licensed to use all software necessary to enable it to continue to use its computerised records for the foreseeable future in the same manner in which they have been used prior to the date of this Agreement and the Company is not dependent on any software which is not the property or under the exclusive control of the Company or which will not be made available to the Company in the context of the agreement to provide services set out in article 6.6 of this Agreement.

DEBTS OWED TO THE COMPANY

8. There are no debts owing to the Company other than trade debts incurred in the ordinary and usual course of business.


DEBTS OWED BY THE COMPANY

9. (a) The Company does not have outstanding any financial debt or other indebtedness other than trade debts arising in the ordinary course of business;

   (b) The Company has not received any notice to repay under any agreement relating to any borrowing or indebtedness which is repayable on demand.


CORPORATE NAME - INDUSTRIAL AND INTELLECTUAL PROPERTY RIGHTS

10.(a) OWNERSHIP: The Company has full and valid ownership of the Intellectual Property Rights acquired or developed by it or on its behalf in the course of its business and these rights are listed in Appendix 4 and are duly protected in so far as they are capable of protection in accordance with industrial or intellectual property laws and are not, so far as the Vendors are aware, being infringed by, any third party.

   (b) EMPLOYEE CLAIMS: No claims have been made or threatened by employees or ex-employees under any statutory inventor compensation provision, or like employee compensation provision, in any jurisdiction.

   (c) INTELLECTUAL PROPERTY LICENCES: A list of all licences granted to or by the Company in respect of any Intellectual Property Rights are set out in Appendix 5. For those licences in respect of Intellectual Property Rights which were not concluded on normal market terms and for those licences relating to products used as a basis for the CIMIX software, further details are set out in appendix 5 in particular details of royalties payable and any limit as to time or right of termination affecting the use of the Intellectual Property Right. The Company is not in default under any licence, sub-licence or assignment granted to it in respect of any Intellectual Property Rights.

   (d) LOSS OF RIGHTS: No Intellectual Property Rights owned or used by the Company and no licence of Intellectual Property Rights of which the Company has the benefit will be lost, or rendered liable to any right of termination or cessation by any third party, by virtue of the acquisition by the Purchaser of the Shares.

   (e) FEES AND DUTIES: The Company is not liable to pay any fees or duties on account of any right relating to the use of Intellectual Property Right not owned by it other than as detailed in Appendix 5.

   (f) THIRD PARTY RIGHTS: There are no Intellectual Property Rights belonging to or used and enjoyed by the Company which have been the object of any dispute or action by a third party and the Company is not infringing any Intellectual Property Rights of any third party.

   (g) SOURCE CODES: The Company holds the source code of and each of the elements necessary for the development, the copying and the commercialisation of its software products.


COMPUTER SYSTEMS

11. The computers, hardware and software used by the Company, other than those mentioned in paragraphs 7(b) and (c) above, are owned by it or are subject to licences, authorisations or rights to use for the benefit of the Company. No person is entitled to receive any royalty in respect of or to prevent or otherwise control the use, development and exploitation by the Company or its licensees of the software owned by the Company.


PROPERTY RIGHTS OVER GOODS AND ASSETS

12.(a) OWNERSHIP RIGHTS: The Company has full title to all goods and rights appearing as assets in the Warranted Accounts or acquired since the dates to which the Warranted Accounts were made up other than the assets disposed of since the relevant date in the normal course of business on market terms, and to all goods and rights which are used in its business but which do not appear in the Warranted Accounts.

(b) NO CHARGES: The assets referred to in 12(a) are not the subject of any security interest or any assignment, equity, option, right of pre-emption, royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar agreement or arrangement (or any agreement or obligation, including a conditional obligation, to create or enter into any of the foregoing) except for:

     (i) any individual hire or lease agreement in the ordinary course of business involving expenditure of less than FRF 10 000 per annum (where the aggregate expenditure under all such agreements is less than FRF 100 000);

    (ii) title retention provisions in respect of goods and materials supplied to the Company in the ordinary course of business;

   (iii) security interests, if any, reflected in the Warranted Accounts and liens arising in the ordinary course of business by operation of law;

(c) THIRD PARTY ASSETS: The Company does not use any asset in the case of its business to which it does not have full title (by ownership or hire) which is desirable to permit the Company to continue to operate in its business activities following the Completion Date in the manner in which they are currently carried on, with the exception of those assets specifically mentioned in appendices 6 and 10.


PROPERTY

13.(a) RIGHTS OF OCCUPATION: The Company has a valid right of occupation of the premises where it carries out its activities on the terms set out in Appendix 6, which right may not be terminated without the consent of the Company prior to the first anniversary of Completion.

(b) PREMISES: All premises occupied or used by the Company are fit for the purpose for which they are currently used and the Company has complied in all material respects with all health and safety and planning laws relating thereto.


HOLDINGS

14.(a) UNDERTAKINGS TO CONTRIBUTE TO CAPITAL: The Company has not undertaken to contribute to the capital of any other company or entity.

(b) UNINCORPORATED ASSOCIATIONS ETC.: The Company is not an associate (associa) or a manager (gerant) of any unincorporated associations, unlimited liability companies, economic interest groups or partnerships.

(c) OPTIONS: The Company has not given or taken any put or call options relating to the shares of any other company.


TAX

15.(a) The Company has not entered into any agreements providing for a deferral of the payment of any tax or duty whatsoever. The Company has in a timely fashion and in accordance with all applicable regulations filed all national, regional or local tax returns and all statements or other information required in respect of social security charges.

(b) The Warranted Accounts faithfully reflect all liability to tax, duties or social security charges arising out of any event on or before 31 December 1994.

(c) There will be no liability to tax, duties or social security charges which may be imposed on the Company arising out of any event, other than the ordinary course of trading of the Company, between 31 December 1994 and Completion.


LITIGATION

16. No legal, arbitral or conciliation procedure involving the Company, other than as set out in Appendix 7, nor any procedure of a contentious nature is in progress against the Company, and the Company has no knowledge of any threat of proceedings against the Company.


EMPLOYEES

17.(a) REPRESENTATIVE BODIES: The Company has respected all employment legislation, in particular relating to employee and union representation.

(b)        COLLECTIVE AGREEMENTS:   The Company has respected the terms of all
           applicable collective agreements and schemes and the terms of all its employment contracts. It has complied with the requirements of insurance policies, pension, and retirement schemes relating to employees.

(c) TERMS OF EMPLOYMENT: Details of the terms of employment of all employees and cadres of the Company (including bonuses and profit sharing) are set out in Appendix 8.

(d) EMPLOYEE BENEFITS: There are no non-mandatory pension plans, profit-sharing schemes, retirement bonus plans, life or health insurance or other employee benefit schemes of whatever nature in existence or proposed nor any contractual or moral obligation to create or provide the same, other than as set Out in Appendix 8.


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

INSURANCE

18.(a) BUSINESS OPERATIONS: The Company is, and will be until Completion, validly insured against the risks shown in Appendix 9 which lists the policies taken out by the Company, the risks covered, the maximum indemnity amounts together with the applicable excesses.

(b) EXPIRY OF INSURANCES: Each insurance policy may be terminated by the Company and the Company shall be entitled to recover that proportion of any premium paid PRO RATA TEMPORIS for the unexpired period of the policy.

(c) PAYMENT OF PREMIUMS: The Company has paid all premiums due under the relevant policies and has respected its obligations of disclosure in respect of the said policies.

(d) CLAIMS: There are no material claims pending or likely to be made under the said policies.


SECURITY - GUARANTEES - ENDORSEMENTS - OFF BALANCE SHEET LIABILITIES

19.(a) SECURITIES: The Company has not granted any guarantee, security, promissory note or comfort letter relating to the performance of obligations of third parties which is still in force.

(b) OFF BALANCE SHEET LIABILITIES: The appendices to the Warranted Accounts set out the off balance sheet liabilities which are required to be recorded pursuant to the Accounting Principles. The Company has not incurred any off balance sheet liabilities since 31 December 1994.


UNFAVOURABLE EVENTS OR CONDITIONS TO DATE

20. Other than the facts set out in this Agreement, neither the Vendors nor the Company is aware of any other event or matter of whatever nature, affecting the Company and which has or which could have a material adverse effect on the financial situation, the assets, the obligations or the running of the Company.


THE ENTIRETY OF THE DECLARATIONS

21.(a) INFORMATION: All information which has been provided to the Purchaser and its advisers by the Vendors or the Company and their respective advisers is true and accurate.

(b) NO OMISSIONS: The Vendors' declarations in this Agreement or its Appendices and the information which has been provided to the Purchaser and its advisers by the Vendors or the Company or their respective advisers do not contain any omission, the disclosure of which might be significant or change the meaning of all or part of the declarations in this Agreement.


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

(c) LIMITATIONS: An Appendix shall limit a representation or warranty made by the Vendors only to the extent that the information is accurate and complete in that Appendix.



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